EXHIBIT 10.24
AGREEMENT

This Agreement is entered into this 18th day of June 2002 by and between CRYO-CELL International, Inc. (CCEL) and Mr. Daniel D. Richard.

CCEL and Mr. Richard agree that the following compensation and benefits will be paid or made available to Mr. Richard by CCEL.

Mr. Richard is elected to the position of Chairman Emeritus of the Board of Directors.

1.  A $250,000 retirement bonus will be paid to Mr. Richard upon his retirement from the position of Chairman of the Board and Chief Executive Officer of CCEL.

2.  Mr. Richard will serve as an Advisor to the Board of Directors and the Executive Committee of CCEL, on call. He will also serve as a temporary member of the Executive Committee of the Company on a “Pro Re Nata” (for special occasions that may arise) and only on a temporary basis for such occasions, on call Chairman of the Board. If requests for such service exceed 8 in any one month, he shall receive additional compensation of $1,000 per day or partial day, plus expenses, for such service.

3.  Mr. Richard will receive $200,000 per year for 10 years from CCEL for consulting services, or for “Pro Re Nata” services, to the Board and the Executive Committee of CCEL

4.  In the event that CCEL enters into merger or acquisition negotiations or if there are changes of a material nature in the structure o control of the Company, the parties and entities involved in such negotiations or changes must agree in writing to the terms of Mr. Richard’s agreement prior to the consummation of any such transactions. If such written agreement does not take place within 7 working days prior to the consummation of any such transactions, the Company will place sufficient collateral in escrow to guarantee payment of the remainder of Mr. Richard’s entitlements pursuant to his Agreement with the Company.

5.  In the event of the death or disability of Mr. Richard prior to the expiration of the 10 year period, the Company will fulfill its commitments under the agreement through the purchase of an annuity to meet such commitments or it will continue to pay the required annual payments, to the Richard Living Trust, dated September 1, 10998.

6.  Mr. Richard will be awarded up to 200,000 stock options in CRYO-CELL common stock at 110% of market value, 50,000 options to be awarded when, and if, each of the 4 milestones are reached by the Company:

a.  The Company becomes a national NASDAQ Company;

b.  The Company’s shareholders equity reaches $0 million.

c.  The Company’s holdings of the stock of Stem Cell Preservation Technologies, Inc., reach a value of $20 million.

d.  The Company’s annual net profits reach $10 million.

7.  Mr. Richard’s entitlements to stock options on the basis of milestones achieved by the Company will remain in effect during the term of this agreement. As additional consideration for the option entitlements, Mr. Richard agrees to refrain from consulting with, or employment by, any company involved in a newborn’s cord blood preservation, except that Mr. Richard may continue to be involved in any way he chooses with Birth Cells, Inc., its affiliates or successors.

8.  If, as Chairman Emeritus and Consultant to the CCEL Board of Directors, Mr. Richard is directly responsible for a program or programs adopted by the Board of Director that in the future will generate a new source of profits for the Company, he will receive 5% of the net profits of such programs. The Board of Directors will make the only and final decisions concerning any and all issues relating to such program or programs.

CRYO-CELL INTERNATIONAL, INC.		DANIEL D. RICHARD

By:	/s/ MERCEDES WALTON	By:	/s/ DANIEL D. RICHARD
	Mercedes Walton Chairman of the Board of Directors		Daniel D. Richard Chairman Emeritus